As filed with the Securities and Exchange Commission on June 10, 2022
Registration No. 333-210790

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________
Luby’s, Inc.
(Exact name of registrant as specified in its charter)
___________________

Delaware	74-1335253
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
13111 Northwest Freeway, Suite 600
Houston, Texas 77040
(713) 329-6800
(Address of principal executive offices, including zip code)
Luby’s Incentive Stock Plan
(Full title of the plan)
John Garilli
Interim President and Chief Executive Officer
Luby’s, Inc.
Two Liberty Square, 9th Floor
Boston, Massachusetts 02109
(Name and address of agent for service)
(617) 570-4600
(Telephone number, including area code, of agent for service)
___________________
Copy to:
George J. Vlahakos
Sidley Austin LLP
1000 Louisiana St., Suite 5900
Houston, Texas 77002
(713) 495-4500
___________________

281822301

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer

Non-accelerated filer	Smaller reporting company

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
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DEREGISTRATION OF SECURITIES
On April 15, 2016, Luby’s, Inc. (the “Company”) filed a Registration Statement on Form S-8 (Registration Statement No. 333-210790) (the “Registration Statement”) to register 1,838,038 shares of its common stock, par value $0.32 per share (the “Common Stock”), issuable pursuant to the Company’s Incentive Stock Plan, effective as of February 4, 2016. Pursuant to the Liquidating Trust Agreement entered into by the Company and the Trustees party thereto on May 31, 2022, all outstanding shares of Common Stock were cancelled. As a result, and in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement to deregister all securities that were previously registered and that remain unissued.
Effective upon the filing hereof, the Company hereby removes from registration all securities registered under the Registration Statement that remained unissued as of the date of this Post-Effective Amendment.

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 10, 2022.

LUBY’S, INC.

By:	/s/ John Garilli
John Garilli
Interim President and Chief Executive Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the above-referenced Registration Statement.

281822301